Exhibit 3.1

THE COMPANIES LAW
EXEMPTED COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF

58.COM INC.

(Adopted by special resolution of the shareholders passed on July 23, 2011)

1.                                      The name of the Company is 58.com Inc.

2.                                      The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.                                      Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, but without limitation:

(a)                                 to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a shareholder or which are in any manner controlled directly or indirectly by the Company;

(b)                                 to act as an investment company and for that purpose to subscribe, acquire, hold, dispose, sell, deal in or trade upon any terms, whether conditionally or absolutely, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to meet calls thereon.

4.                                      Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law (Revised).

5.                                      Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.                                      The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.                                      The liability of each shareholder is limited to the amount from time to time unpaid on such shareholder’s shares.

8.                                      The share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a nominal or par value of US$0.00001 each, comprising 4,912,433,396 Ordinary Shares of US$0.00001 each, and 87,566,604 Preference Shares of US$0.00001 each, of which 27,028,572 shares shall be designated Series A Preference Shares, 19,047,620 shares shall be designated Series A-1 Preference Shares, 26,247,412 shares shall be designated Series B Preference Shares, and 15,243,000 shares shall be designated Series B-1 Preference Shares with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Law (Revised) and the Second Amended and Restated Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

9.                                      The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
58.COM INC.

(Adopted by special resolution of the shareholders passed on July 23, 2011)

TABLE OF CONTENTS

INTERPRETATION
1.	Definitions
SHARES
2.	Power to Issue Shares
3.	Redemption, Purchase, Surrender and Treasury Shares
4.	Rights Attaching to Shares
5.	Calls on Shares
6.	Joint and Several Liability to Pay Calls
7.	Forfeiture of Shares
8.	Share Certificates
9.	Fractional Shares
REGISTRATION OF SHARES
10.	Register of Shareholders
11.	Registered Holder Absolute Owner
12.	Transfer of Registered Shares
13.	Transmission of Registered Shares
14.	Listed Shares
ALTERATION OF SHARE CAPITAL
15.	Power to Alter Capital
16.	Variation of Rights Attaching to Shares
DIVIDENDS AND CAPITALISATION
17.	Dividends
18.	Power to Set Aside Profits
19.	Method of Payment
20.	Capitalisation
MEETINGS OF SHAREHOLDERS
21.	Annual General Meetings
22.	Extraordinary General Meetings
23.	Requisitioned General Meetings
24.	Notice
25.	Giving Notice
26.	Postponement of General Meeting
27.	Participating in Meetings by Telephone
28.	Quorum at General Meetings
29.	Chairman to Preside
30.	Voting on Resolutions
31.	Power to Demand a Vote on a Poll
32.	Voting by Joint Holders of Shares
33.	Instrument of Proxy
34.	Representation of Corporate Shareholders
35.	Adjournment of General Meeting
36.	Written Resolutions
37.	Directors Attendance at General Meetings
DIRECTORS AND OFFICERS
38.	Election of Directors
38A	Observer
39.	Number of Directors
40.	Term of Office of Directors
41.	Alternate Directors
42.	Removal of Directors
43.	Vacancy in the Office of Director
44.	Remuneration of Directors
45.	Defect in Appointment of Director
46.	Directors to Manage Business
47.	Powers of the Board of Directors
47A	Committees
48.	Register of Directors and Officers
49.	Officers
50.	Appointment of Officers
51.	Duties of Officers
52.	Remuneration of Officers
53.	Conflicts of Interest
54.	Indemnification and Exculpation of Directors and Officers
MEETINGS OF THE BOARD OF DIRECTORS
55.	Board Meetings
56.	Notice of Board Meetings
57.	Participation in Meetings by Telephone
58.	Quorum at Board Meetings
59.	Board to Continue in the Event of Vacancy
60.	Chairman to Preside
61.	Written Resolutions
62.	Validity of Prior Acts of the Board
CORPORATE RECORDS
63.	Minutes
64.	Register of Mortgages and Charges
65.	Form and Use of Seal
ACCOUNTS
66.	Books of Account
67.	Financial Year End
AUDITS
68.	Intentionally deleted
69.	Appointment of Auditors
70.	Remuneration of Auditors
71.	Duties of Auditor
72.	Access to Records
VOLUNTARY WINDING-UP AND DISSOLUTION
73.	Winding-Up
CHANGES TO CONSTITUTION
74.	Changes to Articles
75.	Changes to the Memorandum of Association
76.	Discontinuance
77.	Schedule A
78.	Shareholders Agreement

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
58.COM INC.

(Adopted by special resolution of the shareholders passed on July 23, 2011)

Table A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

INTERPRETATION

1.                                      Definitions

1.1                               In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Alternate Director	an alternate director appointed in accordance with these Articles;

Articles	these Second Amended and Restated Articles of Association including Schedule A attached hereto as altered from time to time;

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Business Day	means any day, other than a Saturday, Sunday or a public holiday, on which commercial banks are open for normal business in New York, Hong Kong and Beijing;

Company	the company for which these Articles are approved and confirmed;

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Distribution	in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend;

Law	The Companies Law of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force;

Shareholder

the person registered in the Register of Shareholders as the holder of shares in the Company including holders of Preference Shares and Ordinary Shares and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Shareholders as one of such joint holders or all of such persons, as the context so requires;

month	calendar month;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution

a resolution passed at a general meeting (or, if so specified, a meeting of Shareholders holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the consent of the Shareholders holding 90% or more of shares of the Company entitled to vote;

Ordinary Shares	subject to Schedule A, ordinary shares of US$0.00001 each in the Company;

paid-up	paid-up or credited as paid-up;

Preference Shares	Series A Preference Shares, Series A-1 Preference Shares, Series B Preference Shares and Series B-1 Preference Shares, and a “Preference Share” means any of the Preference Shares;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Shareholders	the register of Shareholders referred to in these Articles;

Registered Office	the Registered Office for the time being of the Company;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary

the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Securities

means any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect;

Series A Director	has the meaning ascribed to it in Article 38.2 hereof;

Series A-1 Director	has the meaning ascribed to it in Article 38.2 hereof;

Series B Director	has the meaning ascribed to it in Article 38.2 hereof;

Series A Preference Shares	series A convertible and redeemable preference shares of US$0.00001 each in the Company;

Series A-1 Preference Shares	series A-1 convertible and redeemable preference shares of US$0.00001 in the Company;

Series B Preference Shares	series B convertible and redeemable preference shares of US$0.00001 each in the Company;

Series B-1 Preference Shares	series B-1 convertible and redeemable preference shares of US$0.00001 each in the Company;

share	includes Ordinary Shares and Preference Shares;

Shareholders Agreement	means an amended and restated shareholders’

agreement by and among the Company, certain Shareholders of the Company and certain other parties thereto, as amended from time to time;

special resolution

subject to Schedule A, (i) a resolution passed by a majority of at least two-thirds of such Shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to propose a resolution as a special resolution has been duly given (and for the avoidance of doubt, unanimity qualifies as a majority); or

(ii) a written resolution passed by unanimous consent of all Shareholders entitled to vote;

written resolution	a resolution passed in accordance with Article 36 or 61; and

year	calendar year.

1.2                               In these Articles, where not inconsistent with the context:

(a)                                 words denoting the plural number include the singular number and vice versa;

(b)                                 words denoting the masculine gender include the feminine and neuter genders;

(c)                                  words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)                                 the words:-

(i)                                     “may” shall be construed as permissive; and

(ii)                                  “shall” shall be construed as imperative;

(e)                                  a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)                                   unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.

1.3                               In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4                               Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.                                 Power to Issue Shares

2.1                               Subject to these Articles and in particular Schedule A and to any resolution of the Shareholders to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Law.

3.                                 Redemption, Purchase, Surrender and Treasury Shares

3.1                               Subject to the Law and Schedule A, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Shareholder and may make payments in respect of such redemption in accordance with the Law.

3.2                               Subject to Schedule A, the Company is authorised to purchase any share in the Company (including a redeemable share) by agreement with the holder and may make payments in respect of such purchase in accordance with the Law.

3.3                               Subject to Schedule A, the Company authorises the Directors to determine the manner or any of the terms of any redemption or purchase.

3.4                               A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.5                               Subject to Schedule A, the Company authorises the Directors pursuant to section 37(5) of the Law to make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

3.6                               No share may be redeemed or purchased unless it is fully paid-up.

3.7                               The Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

3.8                               Subject to Schedule A, the Company is authorized to hold treasury shares in accordance with the Law.

3.9                               Subject to Schedule A, the Board may designate as treasury shares any of its shares that it purchases or redeems, or any shares surrendered to it, in accordance with the Law.

3.10                        Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred in accordance with the Law.

4.                                  Rights Attaching to Shares

4.1                               Subject to Article 2.1, the Memorandum of Association and any resolution of the Shareholders to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into 5,000,000,000 shares of a nominal or par value of US$0.00001 each, comprising 4,912,433,396 Ordinary Shares of US$0.00001 each, and 87,566,604 Preference Shares of US$0.00001 each, of which 27,028,572 shares shall be designated Series A Preference Shares, 19,047,620 shares shall be designated Series A-1 Preference Shares, 26,247,412 shares shall be designated Series B Preference Shares, and 15,243,300 shares shall be designated Series B-1 Preference Shares.

4.2                               Subject to Schedule A, each share in the Company confers upon the Shareholder:

(a)                                 the right to one vote at a meeting of the Shareholders of the Company or on any ordinary or special resolution of Shareholders; provided that each Preference Share shall carry such number of votes equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Preference Share;

(b)                                 the right to such dividends as the Board may from time to time declare; and

(c)                                  in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the right to an equal share in the distribution of the surplus assets of the Company.

5.                                  Calls on Shares

5.1                               The Board may make such calls as it thinks fit upon the Shareholders in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Shareholders and, if a call is not paid on or before the day appointed for payment thereof, the Shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2                               The Company may accept from any Shareholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3                               The Company may make arrangements on the issue of shares for a difference between the Shareholders in the amounts and times of payments of calls on their shares.

6.                                 Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.                                 Forfeiture of Shares

7.1                               If any Shareholder fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Shareholder, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Shareholder a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call
[             ] (the “Company”)

You have failed to pay the call of [amount of call] made on the [   ] day of [   ], 20[   ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Shareholders of the Company, on the [   ] day of [   ], 20[   ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [   ] per annum computed from the said [   ] day of [   ], 20[   ] at the Registered Office of the Company the share(s) will be liable to be forfeited.

Dated this [   ] day of [   ], 20[   ]

[Signature of Secretary] By Order of the Board

7.2                               The written notice of call referred to in Article 7.1 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made. If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

7.3                               A Shareholder whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

7.4                               The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.                                 Share Certificates

8.1                               Every Shareholder shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Shareholder and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2                               If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3                               Share certificates may not be issued in bearer form.

9.                                 Fractional Shares

Subject to Schedule A, the Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.                          Register of Shareholders

10.1                        The Board shall cause to be kept in one or more books a Register of Shareholders which may be kept in or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:-

(a)                                 the name and address of each Shareholder, the number, and (where appropriate) the class of shares held by such Shareholder and the amount paid or agreed to be considered as paid on such shares;

(b)                                 the date on which each person was entered in the Register of Shareholders; and

(c)                                  the date on which any person ceased to be a Shareholder.

10.2                        The Board may cause to be kept in any country or territory one or more branch registers of such category or categories of shareholders as the Board may determine from time to time and any branch register shall be deemed to be part of the Company’s Register of Shareholders.

10.3                        Any register maintained by the Company in respect of listed shares may be kept by recording the particulars set out in Article 10.1 in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the relevant approved stock exchange.

11.                            Registered Holder Absolute Owner

11.1                        The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2                        No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Shareholders or on a share certificate in respect of a share, then, except as aforesaid:

(a)                                 such notice shall be deemed to be solely for the holder’s convenience;

(b)                                 the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)                                  the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)                                 the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Shareholders or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.                            Transfer of Registered Shares

12.1                        An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares
[ ] (the “Company”)

FOR VALUE RECEIVED                   [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.

DATED this [ ] day of [ ], 20[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.2                        Subject to Schedule A, such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Shareholders.

12.3                        Subject to Schedule A, the Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4                        Subject to Schedule A, the joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Shareholder may transfer any such share to the executors or administrators of such deceased Shareholder.

12.5                        Subject to Schedule A, the Board may not resolve to refuse or delay the transfer of a share unless the Shareholder has failed to pay an amount due in respect of the share or the Shareholder intends to transfer the shares in violation of Schedule A. If the Board refuses to register a transfer of any share the Secretary shall, within one month after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13.                               Transmission of Registered Shares

13.1                        In the case of the death of a Shareholder, the survivor or survivors where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder where the deceased Shareholder was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Shareholder’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Shareholder with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Shareholder or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Shareholder.

13.2                        Any person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Shareholder

[                ] (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Shareholder] to [number] share(s) standing in the Register of Shareholders of the Company in the name of the said [name of deceased/bankrupt Shareholder] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [   ] day of [   ] , 20[   ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.3                        On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Shareholder before such Shareholder’s death or bankruptcy, as the case may be.

13.4                        Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

14.                               Listed Shares

Notwithstanding anything to the contrary in these Articles and subject to Schedule A, title to listed shares may be evidenced and transferred in accordance with the laws applying to and the rules and regulations of the relevant approved stock exchange that are or shall be applicable to such listed shares.

ALTERATION OF SHARE CAPITAL

15.                               Power to Alter Capital

15.1                        Subject to the Law and Schedule A, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)                                 increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)                                 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)                                  convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)                                 subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(e)                                  cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

15.2                        For the avoidance of doubt it is declared that paragraph 15.1(b), 15.1(c) and 15.1(d) do not apply if at any time the shares of the Company have no par value.

15.3                        Subject to the Law and Schedule A, the Company may from time to time by special resolution reduce its share capital.

16.                            Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may,

whether or not the Company is being wound-up, subject to Schedule A, be varied with the approval of the holders of a majority of the outstanding shares of such class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

17.                               Dividends

17.1                        The Board may, subject to these Articles and in particular Schedule A and any direction of the Company in general meeting, declare a dividend to be paid to the Shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

17.2                        Subject to Schedule A, where the Directors determine that a dividend shall be paid wholly or partly by the distribution of specific assets, the Directors may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Directors think fit.

17.3                        Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

17.4                        No unpaid dividend shall bear interest as against the Company.

17.5                        The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

17.6                        The Board may, subject to Schedule A, declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.7                        The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

18.                               Power to Set Aside Profits

18.1                        The Board may, subject to Schedule A, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

18.2                        Subject to Schedule A and any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

19.                               Method of Payment

19.1                        Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Shareholder at such Shareholder’s address in the Register of Shareholders, or to such person and to such address as the holder may in writing direct.

19.2                        In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Shareholders, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

19.3                        The Board may deduct from the dividends or distributions payable to any Shareholder all monies due from such Shareholder to the Company on account of calls or otherwise.

20.                               Capitalisation

20.1                        The Board may, subject to Schedule A, resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.

20.2                        The Board may, subject to Schedule A, resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

MEETINGS OF SHAREHOLDERS

21.                               Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint.

22.                               Extraordinary General Meetings

22.1                        General meetings other than annual general meetings shall be called extraordinary general meetings.

22.2                        The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

23.                               Requisitioned General Meetings

23.1                        The Board shall, on the requisition of Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

23.2                        If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

24.                               Notice

24.1                        At least ten Business Days’ notice of an annual general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Shareholders entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

24.2                        At least ten Business Days’ notice of an extraordinary general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting.

24.3                        The Board may fix any date as the record date for determining the Shareholders entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

24.4                        A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by ninety percent of the Shareholders entitled to attend and vote thereat.

24.5                        The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

25.                               Giving Notice

25.1                        A notice may be given by the Company to any Shareholder either by delivering it to such Shareholder in person or by sending it to such Shareholder’s address in the Register of Shareholders or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

25.2                        Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all the holders of such shares.

25.3                        Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.

26.                               Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Shareholder before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each shareholder in accordance with the provisions of these Articles.

27.                               Participating in Meetings by Telephone

Shareholders may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.                               Quorum at General Meetings

28.1                        A meeting of Shareholders is duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holders of a majority of the aggregate voting power of the then outstanding Ordinary Shares entitled to notice of and to attend and vote at such meeting of Shareholders, the holders of at least a majority of the aggregate voting power of the then outstanding Series A Preference Shares (on an as if converted basis) entitled to notice of and to attend and vote at such meeting of Shareholders, the holders of at least a majority of the aggregate voting power of the then outstanding Series A-1 Preference Shares (on an as if converted basis) entitled to notice of and to attend and vote at such general meeting, and the holders of at least a majority of the aggregate voting power of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis) entitled to notice of and to attend and vote at such general meeting, provided always that if the Company has one Shareholder of record the quorum shall be that one Shareholder present in person or by proxy. No business shall be transacted at any general meeting unless the aforesaid quorum of Shareholders is present at the time when the meeting proceeds to business.

28.2                        If within forty-five minutes from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine. Subject to Schedule A, if at such adjourned meeting a quorum is still not present within forty-five minutes from the time appointed for the meeting, the Shareholders present shall constitute a quorum.

29.                               Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Shareholders at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote. The Chairman shall not be entitled to a second or casting vote.

30.                               Voting on Resolutions

30.1                        Subject to the provisions of the Law, Schedule A and these Articles, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

30.2                        No Shareholder shall be entitled to vote at a general meeting unless such Shareholder has paid all the calls on all shares held by such Shareholder.

30.3                        At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

30.4                        At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.5                        At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

31.                               Power to Demand a Vote on a Poll

31.1                        Notwithstanding the foregoing, a poll may be demanded by the Chairman or at least one Shareholder.

31.2                        Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to Schedule A, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Shareholders are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

31.3                        A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

31.4                        Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Shareholders or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

32.                               Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.

33.                               Instrument of Proxy

33.1                        An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy
[         ] (the “Company”)

I/We, [insert names here] , being a Shareholder of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Shareholders to be held on the [ ] day of [ ] , 20[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ] , 20[ ]

Shareholder(s)

33.2                        The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

33.3                        A shareholder who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

33.4                        The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

34.                               Representation of Corporate Shareholders

34.1                        A corporation which is a Shareholder may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Shareholders and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Shareholder, and that Shareholder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2                        Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.

35.                               Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Shareholders at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat, in accordance with these Articles.

36.                               Written Resolutions

36.1                        Subject to Schedule A, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Shareholders may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Shareholders who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

36.2                        A resolution in writing may be signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Shareholders, or all the Shareholders of the relevant class thereof, in as many counterparts as may be necessary.

36.3                        A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Shareholders, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Shareholders voting in favour of a resolution shall be construed accordingly.

36.4                        A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

36.5                        For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Shareholder to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

37.                               Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

38.                               Election of Directors

38.1                        The Board shall be elected or appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by special resolution.

38.2                        The Board shall consist of five (5) Directors, which number shall not be changed unless otherwise approved by the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis), the holders of a majority of the then outstanding Series A-1 Preference Shares, the holders of a majority of the then outstanding Series A Preference Shares and the holders of a majority of the then outstanding Ordinary Shares, each voting as a separate class. The holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares, voting together on an as if converted basis, shall be entitled to elect one (1) director of the Board of the Company (the “Series B Director”); the holders of a majority of the then outstanding Series A-1 Preference Shares, voting together as a separate class, shall be entitled to elect one (1) director of the Board of the Company (the “Series A-1 Director”); the holders of a majority of the then outstanding Series A Preference Shares, voting together as a separate class, shall be entitled to elect one (1) director of the Board of the Company (the “Series A Director”); the holders of a majority of the then outstanding Ordinary Shares, voting together as a separate class, shall be entitled to elect two (2) directors of the Board of the Company (the “Ordinary Share Directors”), one of whom shall be the chief executive officer of the Company. Upon request of the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis), the Group Companies (as defined in Schedule A) and the Founders (as defined in Schedule A) shall cause one (1) representative nominated by such holders to be elected to the board of directors of any of the Company’s Subsidiary (as defined in Schedule A). Upon request of the holders of a majority of the then outstanding Series A-1 Preference Shares, the Group Companies and the Founders shall cause one (1) representative nominated by such holders to be elected to the board of directors of any of the Company’s Subsidiary. Upon request of the holders of a majority of the then outstanding Series A Preference Shares, the Group Companies and the Founders shall cause one (1) representative nominated by such holders to be elected to the board of directors of any of the Company’s Subsidiary. Each of (i) the holders of a majority of the then outstanding Series A Preference Shares, (ii) the holders of a majority of the then outstanding Series A-1 Preference Shares and (iii) the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis) shall be entitled to appoint a Director to any committee of the Board, including without limitation the audit committee and the compensation committee.

38A                         Observer

Each of the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis), the holders of a majority of the then outstanding Series A-1 Preference Shares, the holders of a majority of the then outstanding Series A Preference Shares and Recruit Co., Ltd. shall have the right, from time to time, to designate one (1) representative (collectively, the “Observers” and each an “Observer”) to attend all meetings of the Board and all committees thereof (whether in person, by telephone or other means), in a nonvoting observer capacity, it being understood that the relevant party may designate different persons to be such Observer from time to time. The Observers shall be entitled to receive copies of all notices, minutes, consents, and other materials that the Company provides to its Directors at the same time and in the same manner as provided to such Directors. An Observer shall have full rights of audience and may speak at all meetings of the Board, but shall not be entitled to vote or be counted towards the quorum at any such meetings. The Observers may be excluded from all or any portion of a meeting where their presence could reasonably result in (i) the disclosure of trade secrets to a competitor, or (ii) the loss of attorney client privilege. At the request of the Company, all Observers shall enter into a confidentiality agreement with the Company prior to exercising their observation rights.

39.                               Number of Directors

The Board shall consist of not less than one Director or such number in excess thereof as specified in Article 38.2.

40.                               Term of Office of Directors

Subject to Schedule A, an appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

41.                               Alternate Directors

41.1                        Subject to Schedule A, a Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

41.2                        The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

41.3                        An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

41.4                        If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

41.5                        Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

41.6                        Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

41.7                        A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Shareholders shall apply equally to the appointment of proxies by Directors.

42.                               Removal of Directors

Each Shareholder shall vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no Director elected pursuant to Article 38 may be removed from office unless (A) such removal is directed or approved by the affirmative vote of the Shareholder(s) who originally appointed such Director, or (B) the person(s) or entity(ies) originally entitled to designate or approve such Director pursuant to Article 38 is no longer so entitled to designate or approve such Director; and (ii) any vacancies created by the resignation, removal or death of a Director elected pursuant to Article 38 shall be filled pursuant to the provisions of Article 38.

43.                               Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)                                 is removed from office pursuant to these Articles;

(b)                                 dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)                                  is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)                                 resigns his office by notice in writing to the Company.

44.                               Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting and Schedule A, be determined by the Directors as they may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

45.                               Defect in Appointment of Director

All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

46.                               Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles and in particular Schedule A, the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

47.                               Powers of the Board of Directors

Without limiting the generality of Article 46, the Board may, subject to these Articles and in particular Schedule A:

(a)                                 appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)                                 exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)                                  appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)                                 appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)                                  by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)                                   procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)                                  delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)                                 delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)                                     present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)                                    in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)                                 authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

47A                         Committees

47A.1               The Directors may, by resolution of Directors and subject to Schedule A, establish committees to manage such matters as designated by the Board. Each of the Series A Director, Series A-1 Director and Series B Director shall be entitled (but not obligated) to serve as a member of each committee. More than a majority of all members of any committee of the Board (which must include at least the Series A Director, the Series A-1 Director and the Series B Director (provided that the committee consists of such Directors)) present in person or by proxy shall constitute a quorum which shall be necessary for the conduct of business at any meeting of such committee. A meeting of any committee of the Board will be adjourned to the same time and place seven (7) Business Days later if a quorum is not present at that committee’s meeting. If at such adjourned meeting a quorum is still not present within forty-five (45) minutes from the time appointed for the meeting, the members of such committee present shall constitute a quorum. All acts of the committee(s) shall require the approval of a simple majority of the members thereof, including the approval of such Series A Director, Series A-1 Director and Series B Director (provided that the committee consists of such Directors); provided that if the Series A Director, the Series A-1 Director or the Series B Director does not attend a committee meeting, in person or by proxy, after receiving the meeting notice twice, the approval of such Series A Director, the Series A-1 Director or the Series B Director shall not be required for any issue voted on in that meeting.

47A.2               The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)                                 to amend the Memorandum of Association of the Company or these Articles;

(b)                                 to designate committees of Directors;

(c)                                  to delegate powers to a committee of Directors;

(d)                                 to appoint or remove Directors;

(e)                                  to appoint or remove an agent;

(f)                                   to approve a plan of merger, consolidation or arrangement;

(g)                                  to make a declaration of solvency or to approve a liquidation plan; or

(h)                                 to make a determination that immediately after a proposed Distribution — out of share premium the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due in the ordinary course of business.

47A.3               Articles 47A.2(b) and (c) do not prevent a committee of Directors, where authorised by the resolution of Directors appointing such committee or by a subsequent resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

47A.4               Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors of the Company under the Law.

48.                               Register of Directors and Officers

48.1                        The Board shall cause to be kept in one or more books at the Registered Office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)                                 first name and surname; and

(b)                                 address.

48.2                        The Board shall, within the period of thirty days from the occurrence of:-

(a)                                 any change among its Directors and Officers; or

(b)                                 any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

49.                               Officers

Subject to Schedule A, the Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

50.                               Appointment of Officers

Subject to Schedule A, the Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

51.                               Duties of Officers

Subject to Schedule A, the Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

52.                               Remuneration of Officers

Subject to Schedule A, the Officers shall receive such remuneration as the Board may determine.

53.                               Conflicts of Interest

53.1                        Subject to Schedule A, any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

53.2                      A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest to all other Directors of the Company and as required by law. For the purposes of this Article 53.2, a disclosure to all other Directors to the effect that a Director is a shareholder, employee, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

53.3                        Subject to Schedule A, a Director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)                                 vote on a matter relating to the transaction;

(b)                                 attend a meeting of Directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)                                  sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Law shall not, by reason of his or her office be accountable to the Company for any benefit which he or she derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

54.                               Indemnification and Exculpation of Directors and Officers

54.1                        Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)                                 is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director or Officer of the Company; or

(b)                                 is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

54.2                        The indemnity in Article 54.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

54.3                        The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

54.4                        The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his or her conduct was unlawful.

54.5                        Expenses, including legal fees, incurred by a Director or Officer in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it shall ultimately be determined that the Director or Officer is not entitled to be indemnified by the Company in accordance with Article54.1.

54.6                        Expenses, including legal fees, incurred by a former Director or Officer in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former Director or Officer to repay the amount if it shall ultimately be determined that the former Director or Officer is not entitled to be indemnified by the Company in accordance with Article 54.1 and upon such terms and conditions, if any, as the Company deems appropriate.

54.7                        The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 54 is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of Shareholders, resolution of disinterested Directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a Director of the Company.

54.8                        If a person referred to in Article 54.1 has been successful in defence of any proceedings referred to in Article 54.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

54.9                        Subject to Schedule A, the Company may purchase and maintain insurance in relation to any person who is or was a Director, Officer or liquidator of the Company, or who at the request of the Company is or was serving as a Director, Officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles. At the request of the Series A Director, the Series A-1 Director, or the Series B Director, the

Company shall obtain within ninety (90) days of the date upon receipt of the notice of the Series A Director, the Series A-1 Director or the Series B Director a commercially reasonable Directors and officers liability insurance policy from financially sound and reputable insurers, the amount of which shall be approved by the Board.

MEETINGS OF THE BOARD OF DIRECTORS

55.                               Board Meetings

The Board or any committee thereof may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit , provided that the Board shall hold at least one (1) meeting every quarter either telephonically or in person, unless otherwise agreed by all Directors. Subject to Schedule A, a resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

56.                               Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. A Director shall be given not less than ten (10) Business Days’ notice of meetings of Directors, but a meeting of Directors held without ten (10) Business Days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting in writing; and for this purpose, the presence of a Director at a meeting shall be deemed to constitute a waiver on his or her part in respect of such meeting. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting. Except for the business as outlined in the notice to the Directors, no other business shall be transacted thereat.

57.                               Participation in Meetings by Telephone

Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

58.                               Quorum at Board Meetings

A meeting of Directors is duly constituted for all purposes if at the commencement of and through the meeting there are present in person or by alternate at least four (4) Directors, including the Series B Director, the Series A-1 Director, the Series A Director and an Ordinary Share Director. A Director may by a written instrument appoint an alternate who need not be a Director and the alternate shall be entitled to attend meetings in the absence of the Director who appointed him or her and to vote in place of the Director until the appointment lapses or is terminated.

59.                               Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

60.                               Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In his absence a chairman shall be appointed or elected by the Directors present at the meeting. The chairman of the meeting (including the Chairman of the Board) shall not be entitled to a second or casting vote.

61.                               Written Resolutions

61.1                        Subject to Schedule A, anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors. For the purposes of this Article 61.1 only, “the Directors” shall not include an Alternate Director.

61.2                        A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

61.3                        A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

61.4                        A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

61.5                        For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

62.                               Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

63.                               Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)                                 of all elections and appointments of Officers;

(b)                                 of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)                                  of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

64.                               Register of Mortgages and Charges

64.1                        Subject to Schedule A, Shareholders may mortgage or charge their shares.

64.2                        The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

64.3                        The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the Registered Office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

65.                               Form and Use of Seal

65.1                        The Company may adopt a seal, which shall bear the name of the Company in legible characters, and which may, at the discretion of the Board, be followed with or preceded by its dual foreign name or translated name (if any), in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

65.2                        The Seal (if any) shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

65.3                        Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

66.                               Books of Account

66.1                        Subject to Schedule A, the Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:-

(a)                                 all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)                                 all sales and purchases of goods by the Company; and

(c)                                  all assets and liabilities of the Company.

66.2                        Subject to Schedule A, such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

66.3                        Subject to Schedule A, the Company may by ordinary resolution of Shareholders call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

66.4                        Subject to Schedule A, the Company may by ordinary resolution of Shareholders call for the accounts to be examined by auditors.

67.                               Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

68.                               [Intentionally deleted]

69.                               Appointment of Auditors

69.1                        The Company may, subject to Schedule A, in general meeting appoint Auditors to hold office for such period as the Shareholders may determine.

69.2                        Whenever there are no Auditors appointed as aforesaid the Directors may, subject to Schedule A, appoint Auditors to hold office for such period as the Directors may determine or earlier removal from office by the Company in general meeting.

69.3                        The Auditor may be a Shareholder but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

70.                               Remuneration of Auditors

Unless fixed by the Company in general meeting and, subject to Schedule A, the remuneration of the Auditor shall be as determined by the Directors.

71.                               Duties of Auditor

The Auditor shall make a report to the Shareholders on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Shareholders, pursuant to this Article during the Auditor’s tenure of office.

72.                               Access to Records

72.1                        The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Shareholders.

72.2                        The Auditor shall be entitled to receive notice of and attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

73.                               Winding-Up

73.1                        The Company may, subject to Schedule A, be voluntarily wound-up by a special resolution of the Shareholders.

73.2                        If the Company shall be wound up the liquidator may, subject to Schedule A and with the sanction of a special resolution, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

74.                               Changes to Articles

Subject to the Law, the conditions contained in its Memorandum of Association and these Articles and in particular Schedule A, the Company may, by special resolution, alter or add to its Articles.

75.                               Changes to the Memorandum of Association

Subject to the Law and these Articles in particular Schedule A, the Company may from time to time by special resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

76.                               Discontinuance

The Board may, subject to Schedule A, exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

77.                               Schedule A

Schedule A attached hereto shall constitute an integral part of these Articles, in case of any discrepancy, contradiction or inconsistency between these Articles and Schedule A, the terms of Schedule A shall be the prevailing terms upon the subject matters.

78.                               Shareholders Agreement

In the case of any discrepancy, contradiction or inconsistency between these Articles or the Memorandum of Association and the Shareholders Agreement, the terms of the Shareholders Agreement shall be the prevailing terms upon the subject matters.

Schedule A

RIGHTS AND PREFERENCES OF THE PREFERENCE SHARES

The rights and restrictions pertaining to the Preference Shares shall be as hereinafter specified in this Schedule.

SECTION 1

DEFINITIONS

For the purposes of this Schedule A, in addition to the terms defined in the context below, the following terms shall have the meanings set out below:

“Associate” means (i) as to any body corporate, any other body corporate, unincorporated entity or person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such body corporate; and (ii) as to any individual, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons.

“Business” means internet information service conducted by the Company, its consolidated Subsidiaries and the PRC Companies and other business approved by the Board, including the approval of the Series A Director, the Series A-1 Director and the Series B Director.

“Control”, “Controls”, “Controlled” or any correlative term means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other Person.

“Deed of Adherence” means a deed of adherence, substantially in the form attached to the Shareholders Agreement as Schedule 4.

“Dispose” means to make or to effect any sale, assignment, exchange, lease, license, Encumbrance, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly.

“Encumbrance” means any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same and the expression “Encumber” shall be construed accordingly.

“ESOP” means any stock option plan or equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, Directors, consultants and/or other eligible persons.

“Founders” means Jinbo YAO, a PRC individual, Jianbo SU, a PRC individual, Baoshan WANG, a PRC individual and Yao SPV, and a “Founder” means any one of them.

“Group Companies” means the Company, CHINA CLASSIFIED NETWORK CORPORATION (a company incorporated under the laws of the British Virgin Islands) (the “BVI Co”), CHINA CLASSIFIED INFORMATION CORPORATION LIMITED (a company incorporated under the laws of Hong Kong) (the “HK Co”), the PRC Companies, and their respective Subsidiaries from time to time. “Group Company” means any one of them.

“IFRS” means the International Financial Reporting Standards prepared by the International Accounting Standards Board, as amended from time to time.

“Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property;

“Investment Documents” has the meaning ascribed to it in the Shareholders Agreement.

“IPO” means a firm commitment underwritten public offering of Ordinary Shares of the Company or of the listing vehicle (or securities representing such Ordinary Shares) registered under the Securities Act or its equivalent in another jurisdiction if the IPO does not occur in the U.S., including the Qualified IPO;

“Licensed Intellectual Property” means any and all license rights granted to any Group Company in any third party intellectual property or other proprietary or personal rights, including any and all of the following that are licensed to any Group Company anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor’s notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing.

“Liquidation Event” means (A) any liquidation, winding up or dissolution of the Company; (B) a sale, lease, transfer, exclusive license or other Disposal, in a single transaction or series of related transactions, by the Group Companies of all or substantially all of the assets and/or Intellectual Property of the Group Companies, taken as a whole; (C) a merger, consolidation, amalgamation or acquisition of the Company by a third party, or any other corporate reorganization or scheme of arrangement, including a sale or acquisition of shares/equity of the Company in which the Shareholders of the Company immediately before such transaction own less than fifty percent (50%) of the voting power of the Company, the surviving entity or the entity Controlling the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile); or (D) the creation, termination of, or making any material amendments to, any of the Restructuring Documents without the written consent of the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares then outstanding (voting together on an as if converted basis), the holders of a majority of the Series A-1 Preference Shares then outstanding and the holders of a majority of the Series A Preference Shares then outstanding.

“Ordinary Share Equivalents” means any rights, options, or warrants to purchase or exercisable for Ordinary Shares, or Securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Preference Shares.

“Ordinary Shareholder” means a holder of any Ordinary Share.

“Owned Intellectual Property” means any and all of the following that are owned (including joint ownership) or held by any Group Company anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor’s notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity.

“Permitted Transferee” means, with respect to any individual Founder, any spouse, children or other immediately family members of such individual Founder;

“PRC Companies” mean Beijing Chengshi Wanglin Information Technology Co., Ltd. and Beijing 58 Information Technology Co., Ltd., each a company incorporated under PRC law.

“Preference Shareholder” means a holder of any Preference Share.

“Qualified IPO” means an IPO in the United States of America pursuant to an effective registration under the Securities Act or on a reputable stock exchange in Tokyo, London, Hong Kong, Singapore or such reputable stock exchange as may be determined by the Company, with market valuation of the Company immediately prior to such offering of more than US$1,000,000,000.

“Restructuring Documents” has the meaning ascribed to it in the Series B-1 Subscription Agreement.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Series A Shareholder” means a holder of any Series A Preference Share.

“Series A Subscription Price” means US$0.177275 per Series A Preference Share.

“Series A-1 Completion” means the completion of the allotment and issuance of the Series A-1 Preference Shares as described under the share subscription agreement dated February 13, 2010 by and among the BVI Co, certain Shareholders of the Company and other parties thereto.

“Series A-1 Shareholder” means a holder of any Series A-1 Preference Share.

“Series A-1 Subscription Price” means US$0.525 per Series A-1 Preference Share.

“Series B Original Issue Date” means the date on which the first Series B Preference Share is originally issued.

“Series B Shareholder” means a holder of any Series B Preference Share.

“Series B Subscription Agreement” means a series B preference share subscription agreement dated on or about December 4, 2010 by and among the BVI Co, certain Shareholders of the Company and certain other parties therein.

“Series B Subscription Price” means US$1.785 per Series B Preference Share.

“Series B-1 Shareholder” means a holder of any Series B-1 Preference Share.

“Series B-1 Subscription Agreement” means a series B-1 preference share subscription agreement dated on or about July 23, 2011 by and among the Company, certain Shareholders of the Company and certain other parties therein.

“Series B-1 Subscription Price” means US$3.608 per Series B-1 Preference Share.

“Share Restriction Agreement” means the share restriction agreement dated March 15, 2010 entered into among, inter alios, the BVI Co and Yao.

“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of Directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or US GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the PRC Companies and their Subsidiaries from time to time.

“Transaction Agreements” has the meaning ascribed to it in the Shareholders Agreement.

“US GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.

“Yao” means Jinbo YAO, a PRC individual, with address at Yi 108 Block E, North American International Business Center, Beiyuan Road, Chaoyang District, Beijing, China, 100101.

“Yao SPV” means Nihao China Corporation, a company incorporated under the laws of the British Virgin Islands.

SECTION 2

DIVIDENDS

2.1                               Dividend Preference. Notwithstanding any other provision in these Articles,

(a)                                 Each Series A Shareholder, Series A-1 Shareholder, Series B Shareholder and Series B-1 Shareholder shall be entitled to receive dividends at the rate of eight percent (8%) of the Series A Subscription Price or Series A-1 Subscription Price or Series B Subscription Price or Series B-1 Subscription Price (as applicable), as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, per annum for each Series A Preference Share or Series A-1 Preference Share or Series B Preference Share or Series B-1 Preference Share (as applicable) held by such Series A Shareholder or Series A-1 Shareholder or Series B Shareholder or Series B-1 Shareholder (as applicable), payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other Series A Shareholder or Series A-1 Shareholder or Series B Shareholder or Series B-1 Shareholder (as applicable), prior and in preference to, and satisfied before, any dividend on the Ordinary Shares. Such dividends shall be payable only when, as, and if declared by the Board and shall be noncumulative. Once the Board declares dividend on any particular class of Preference Shares, it shall also declare dividend on all classes of Preference Shares.

(b)                                 No dividends shall be paid on or declared and set apart for any Ordinary Share during any fiscal year of the Company until all dividends in the amounts set forth in Section 2.1(a) shall have been paid during that fiscal year and unless and until a dividend in like amount as is paid on or declared and set apart for any Ordinary Share has been paid on or declared and set apart for each outstanding Series A Preference Share or Series A-1 Preference Share or Series B Preference Share or Series B-1 Preference Share (as applicable and on an as converted basis). Each Series A Shareholder, Series A-1 Shareholder, Series B Shareholder and Series B-1 Shareholder shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis, prior and in preference to, and satisfied before, the amounts payable on the Ordinary Shares.

2.2                               Distributions. In the event the Company shall declare a Distribution (other than any distribution described in SECTION 6 below) payable in Securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights to purchase any such Securities or evidences of indebtedness or any combination of the foregoing, then, in each such case, each of the Series A Shareholders, the Series A-1 Shareholders, the Series B Shareholders and the Series B-1 Shareholders shall be entitled to a proportionate share of any such Distribution (on an as converted basis) determined as of the record date fixed for the determination of the Ordinary Shareholders entitled to receive such Distribution. In the event of any distribution pursuant to this Section 2.2, the amounts payable to the Series A Shareholders, the Series A-1 Shareholders, the Series B Shareholders and the Series B-1 Shareholders shall be prior and in preference to, and satisfied before, the amounts payable to the Ordinary Shareholders.

SECTION 3

CONVERSION

3.1                   Right to Convert.

(a)                                 Series B Preference Shares and Series B-1 Preference Shares. Unless converted earlier pursuant to Section 3.2(a) below, each Series B Shareholder and each Series B-1 Shareholder shall have the right, at such holder’s sole discretion, to convert all or any portion of the Series B Preference Shares or Series B-1 Preference Shares (as the case may be) into fully paid and non-assessable Ordinary Shares at any time. The number of Ordinary Shares to be received upon the conversion of one (1) Series B Preference Share (the “Series B Conversion Rate”) shall be the Series B Subscription Price divided by the Series B Conversion Price (as defined below); provided that the Series B Conversion Price is subject to any adjustment as provided herein. The number of Ordinary Shares to be received upon the conversion of one (1) Series B-1 Preference Share (the “Series B-1 Conversion Rate”) shall be the Series B-1 Subscription Price divided by the Series B-1 Conversion Price (as defined below); provided that the Series B-1 Conversion Price is subject to any adjustment as provided herein.

The conversion price for each Series B Preference Share, subject to adjustments from time to time in accordance with the provisions hereof, is referred hereinafter as “Series B Conversion Price” for such Series B Preference Share. The initial Series B Conversion Price for each of the Series B Preference Shares shall be its Series B Subscription Price. For the avoidance of doubt, the initial conversion ratio for the Series B Preference Shares to Ordinary Shares shall be 1:1.

The conversion price for each Series B-1 Preference Share, subject to adjustments from time to time in accordance with the provisions hereof, is referred hereinafter as “Series B-1 Conversion Price” for such Series B-1 Preference Share. The initial Series B-1 Conversion Price for each of the Series B-1 Preference Shares shall be its Series B-1 Subscription Price. For the avoidance of doubt, the initial conversion ratio for the Series B-1 Preference Shares to Ordinary Shares shall be 1:1.

(b)                                 Series A Preference Shares and Series A-1 Preference Shares. Unless converted earlier pursuant to Section 3.2(b) below, each Series A Shareholder and each Series A-1 Shareholder shall have the right, at such holder’s sole discretion, to convert all or any portion of the Series A Preference Shares or Series A-1 Preference Shares (as the case may be) into fully paid and non-assessable Ordinary Shares at any time. The number of Ordinary Shares to be received upon the conversion of one (1) Series A Preference Share (the “Series A Conversion Rate”) shall be the Series A Subscription Price divided by the Series A Conversion Price (as defined below); provided that the Series A Conversion Price is subject to any adjustment as provided herein. The number of Ordinary Shares to be received upon the conversion of one (1) Series A-1 Preference Share (the “Series A-1 Conversion Rate”) shall be the Series A-1 Subscription Price divided by the Series A-1 Conversion Price (as defined below); provided that the Series A-1 Conversion Price is subject to any adjustment as provided herein.

The conversion price for each Series A Preference Share, subject to adjustments from time to time in accordance with the provisions hereof, is referred hereinafter as “Series A Conversion Price” for such Series A Preference Share. The initial Series A Conversion Price for each of the Series A Preference Shares shall be its Series A Subscription Price. For the avoidance of doubt, the initial conversion ratio for the Series A Preference Shares to Ordinary Shares shall be 1:1.

The conversion price for each Series A-1 Preference Share, subject to adjustments from time to time in accordance with the provisions hereof, is referred hereinafter as “Series A-1 Conversion Price” for such Series A-1 Preference Share. The initial Series A-1 Conversion Price for each of the Series A-1 Preference Shares shall be its Series A-1 Subscription Price. For the avoidance of doubt, the initial conversion ratio for the Series A-1 Preference Shares to Ordinary Shares shall be 1:1.

(c)                                  Conversion Price. For the purpose of this Schedule A, “Conversion Price” means, with respect to a Series A Preference Share, the then-effective Series A Conversion Price, with respect to a Series A-1 Preference Share, the then-effective Series A-1 Conversion Price, with respect to a Series B Preference Share, the then-effective Series B Conversion Price, and with respect to a Series B-1 Preference Share, the then-effective Series B-1 Conversion Price.

3.2                   Automatic Conversion.

(a)                                 Series B Preference Shares and Series B-1 Preference Shares. Without any action being required by the Series B Shareholder or Series B-1 Shareholder and whether or not the certificates representing such Series B Preference Shares or Series B-1 Preference Shares are surrendered to the Company or its transfer agent, each Series B Preference Share and each Series B-1 Preference Share shall automatically be converted into fully paid and non-assessable Ordinary Shares, at the then applicable Series B Conversion Rate or the then applicable Series B-1 Conversion Rate (as the case may be), upon the closing of a Qualified IPO or in the event that the holders of a majority of the then outstanding Series B-1 Preference Shares and the then outstanding Series B Preference Shares (voting together on an as if converted basis) in issue elect to convert the Series B Preference Shares and the Series B-1 Preference Shares (such event being referred to herein as a “Series B and B-1 Automatic Conversion”).

(b)                                 Series A Preference Shares and Series A-1 Preference Shares. Without any action being required by the Series A Shareholder or Series A-1 Shareholder and whether or not the certificates representing such Series A Preference Shares or Series A-1 Preference Shares are surrendered to the Company or its transfer agent, each Series A Preference Share and each Series A-1 Preference Share shall automatically be converted into fully paid and non-assessable Ordinary Shares, at the then applicable Series A Conversion Rate or the then applicable Series A-1 Conversion Rate (as the case may be), upon the closing of a Qualified IPO or in the event that the holders of a majority of the Series A-1 Preference Shares in issue and the holders of a majority of the Series A Preference Shares in issue elect to convert the Series A Preference Shares and the Series A-1 Preference Shares (such event being referred to herein as a “Series A and A-1 Automatic Conversion”).

(c)                                  On and after the date of the Series B and B-1 Automatic Conversion or the Series A and A-1 Automatic Conversion (as the case may be), notwithstanding that any certificates for the relevant Preference Shares shall not have been surrendered for conversion, such Preference Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the relevant Preference Shareholder (i) to receive the Ordinary Shares to which such Preference Shareholder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on such Preference Shares prior to such conversion date.

3.3                               Mechanics of Conversion. The Company shall give effect to any conversion pursuant to these Articles by any of the following methods (or a combination thereof) and in all such cases the form, manner, timing and execution of the conversion shall, subject to these Articles, occur as set out below: (i) provided that the total nominal par value of the Shares being converted is equal to the total nominal par value of the Shares into which they convert, the Company may, by resolution of Directors, redesignate Shares of a particular class to Shares of another class. Upon the passing of such resolution, each Share to be converted shall be redesignated as Shares of the class into which it is being converted (with the rights, privileges, terms and obligations of such class) and the converted Share shall from that point form part of the class into which it has been converted (and shall cease to form part of the class from which it was converted); (ii) by the repurchase or redemption of the converting Shares and, in consideration, the issue of the appropriate number of shares of the class into which such Shares are to be converted. The Board of Directors has the authority (notwithstanding any other provision of these Articles to the contrary) to effect such repurchase or redemption and issue of Shares in such manner as it considers appropriate and, in particular, may ascribe such value as it considers appropriate by way of determination of the repurchase or redemption price and issue price. Preference Shares which are repurchased or redeemed pursuant to this Section 3.3 are cancelled as a matter of law and shall not be re-issued as shares carrying a conversion right; and (iii) such other method as may be permitted by law from time to time as the Directors consider to be in the best interests of the Company.

No fractional Ordinary Shares shall be issued upon conversion of the Preference Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Preference Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price, unless the payment would amount to less than US$50.00 in aggregate payable to any single converting holder of Preference Shares in which case such amount will not be distributed but shall be retained for the benefit of the Company.

Before any holder of the Preference Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefor, such holder shall give not less than two (2) Business Days prior written notice to the Company that it elects to convert the same and surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preference Shares on the expiry of such two (2) Business Days period; provided, however, that in the event of the Series B and B-1 Automatic Conversion or the Series A and A-1 Automatic Conversion (as the case may be) pursuant to Section 3.2, the outstanding Preference Shares shall be converted automatically without any further action by the holders of such Preference Shares and whether or not the certificates representing such Preference Shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Series B and B-1 Automatic Conversion or Series A and A-1 Automatic Conversion (as the case may be) unless the certificates evidencing such Preference Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and has delivered to the Company an indemnity by the holder in a form reasonably satisfactory to the Directors.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the Directors), issue and deliver to such holder of the Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preference Shares to be converted, or in the case of the Series B and B-1 Automatic Conversion or the Series A and A-1 Automatic Conversion (as the case may be), on the date of, and immediately prior to, the closing of the Qualified IPO, and the Person or Persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time. The Company shall on such date of conversion update the register of shareholders accordingly and provide the Shareholders with a certified true copy of the updated register of shareholders. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preference Shares to receive dividends and other Distributions declared but not paid as at the date of conversion on the Preference Shares being converted.

3.4                               Adjustments to Conversion Price.

(a)                                 Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this Section 3.4(a) shall become effective at the close of business on the date the subdivision or combination becomes effective. Except to the limited extent in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out herein, no adjustment of the Conversion Price pursuant to Section 3.4 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(b)                                 Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of Ordinary Shareholders entitled to receive) a dividend or other Distribution to the Ordinary Shareholders payable in additional Ordinary Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or Distribution.

(c)                                  Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of the Ordinary Shareholders entitled to receive) a dividend or other Distribution payable in Securities of the Company other than Ordinary Shares, then, and in each such event, provision shall be made so that, upon conversion of any Preference Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of Securities of the Company which the holder of such share would have received had the Preference Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(d)                                 Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preference Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preference Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(e)                                  Sale of Shares below the Conversion Price.

(A)                               Adjustment of Conversion Price Upon Issuance of Additional Equity Securities.

(1)                                 In the event the Company shall at any time after the Series B Original Issue Date issue any Additional Equity Securities (as defined below), without consideration or for a consideration per share less than the Series A Conversion Price or the Series A-1 Conversion Price or the Series B Conversion Price or the Series B-1 Conversion Price (as the case may be) in effect immediately prior to such issue, then the Series A Conversion Price or the Series A-1 Conversion Price or the Series B Conversion Price or the Series B-1 Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C).

(2)                                 For purposes of the foregoing formula, the following definitions shall apply:

(i)                                                   CP2 shall mean the Series A Conversion Price or the Series A-1 Conversion Price or the Series B Conversion Price or the Series B-1 Conversion Price, as applicable, in effect immediately after such issue of Additional Equity Securities;

(ii)                                                CP1 shall mean the Series A Conversion Price or the Series A-1 Conversion Price or the Series B Conversion Price or the Series B-1 Conversion Price, as applicable, in effect immediately prior to such issue of Additional Equity Securities;

(iii)                                             “A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of Additional Equity Securities, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding Ordinary Share Equivalents immediately prior to such issue;

(iv)                                            “B” shall mean the number of Ordinary Shares that would have been issued if such Additional Equity Securities had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(v)                                               “C” shall mean the number of such Additional Equity Securities issued in such transaction.

For purposes of this SECTION 3, “Additional Equity Securities” shall mean all Ordinary Shares and Ordinary Share Equivalent issued by the Company at any time after the Series B Original Issue Date other than (I) the sale of Ordinary Shares reserved for employees, Directors, consultants and officers pursuant to an ESOP, the number of which may be increased subject to the approval of the Board (including the affirmative consent or vote of the Series A-1 Director and the Series A Director and the Series B Director); (II) Ordinary Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the

Company for which proportional adjustments are made; (III) Ordinary Shares issued or issuable upon conversion of Preference Shares; (IV) Securities issued in connection with a bona fide business acquisition by the Company, the terms of which shall have been approved by the Board (including the affirmative consent or vote of the Series A-1 Director and the Series A Director and the Series B Director); (V) Securities issued or issuable pursuant to strategic transactions, entered into for primarily non-equity financing purposes approved by the Board (including the affirmative consent or vote of the Series A-1 Director and the Series A Director and the Series B Director); (VI) Securities issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board (including the affirmative consent or vote of the Series A-1 Director and the Series A Director and the Series B Director); (VII) Series B Preference Shares sold pursuant to the Series B Subscription Agreement or Series B-1 Preference Shares sold pursuant to the Series B-1 Subscription Agreement or Securities issued pursuant to the terms of the Share Exchange Agreement (as defined in the Shareholders Agreement); and (VIII) Ordinary Shares issued or issuable in connection with any other transaction in which exemption from the anti-dilution provision is expressly approved by the holders of at least a majority of the Series B Preference Shares and Series B-1 Preference Shares then outstanding (voting together on an as if converted basis), the holders of at least a majority of the Series A-1 Preference Shares then outstanding and the holders of at least a majority of the Series A Preference Shares then outstanding.

(B)                     Determination of Consideration. For the purpose of making any adjustment to any Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preference Shares, as provided above:

(1)                                 To the extent it consists of cash, the consideration received by the Company for any issue or sale of Additional Equity Securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)                                 To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of Additional Equity Securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board of Directors, including the affirmative consent or vote of the Series A Director, the Series A-1 Director and the Series B Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)                                 If the Additional Equity Securities are issued or sold together with other Shares or Securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Equity Securities shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board of Directors, including the affirmative consent or vote of the Series A Director, the Series A-1 Director and the Series B Director) to be allocable to such Additional Equity Securities.

(C)                     No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the

Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Conversion Price which would have been in effect had such adjustment not been made.

(D)                     Other Adjustment Events. If the holders of at least a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis), the holders of at least a majority of the then outstanding Series A-1 Preference Shares or the holders of at least a majority of the then outstanding Series A Preference Shares reasonably determine that an adjustment should be made to the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series B-1 Conversion Price, as the case may be, as a result of one or more events or circumstances not referred to in this Section 3.4, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series B-1 Conversion Price (as the case may be) is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination; the costs, fees and expenses of the accountants selected shall be borne by the Company.

(E)                      Notices Regarding Winding-up. If, at any time when any Preference Shares are outstanding, a notice is given announcing the convening of a meeting of the Shareholders of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all Preference Shareholders. Each such Preference Shareholder shall be entitled (but not obligated) at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Preference Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.

(F)                       No Adjustment. No adjustment of the Conversion Price shall be made in an amount less than US$0.01 per Preference Share.

3.5                     No Impairment. The Company will not, by amendment of the Memorandum of Association or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of Securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of SECTION 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Preference Shareholders against impairment.

3.6                     Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 3.4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each Preference Shareholder subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preference Shares at such holder’s address as shown in the Company’s books. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preference Shares.

SECTION 4

PROTECTIVE PROVISIONS

4.1                               In addition to any other vote or consent required elsewhere in the Shareholders Agreement, the Memorandum of Association and these Articles or by any applicable statute, each of the Group Companies shall not, and the Founders shall procure that each of the Group Companies does not, directly or indirectly, carry out any of the following actions, and no affirmative board or shareholders’ resolutions shall be adopted to approve or carry out the same, except with the prior written consent of each of (i) the holders of a majority of the then outstanding Series A Preference Shares and (ii) the holders of a majority of the then outstanding Series A-1 Preference Shares and (iii) the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis); and for the avoidance of doubt, at the time when a meeting of Shareholders proceeds to discuss or vote for any of the following matters, at least (i) the holders of a majority of the then outstanding Series A Preference Shares and (ii) the holders of a majority of the then outstanding Series A-1 Preference Shares and (iii) the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis) must be present in person or by proxy for the purpose of constituting a necessary quorum:

(a)                                 the issuance of any Securities of any class in the Group Company having rights superior or on a parity to any of the Preference Shares (other than issuance of Securities at a pre-money valuation of the Company of more than US$500,000,000);

(b)                                 any redemptions or repurchases of Ordinary Shares or Preference Shares or any Securities of any class in the Group Company except for purchases at cost upon termination of service or the exercise by the Company of any contractual rights of first refusal over such shares or pursuant to the Transaction Agreements or the Investment Documents;

(c)                                  any merger, sale, acquisition, consolidation or reorganisation of any Group Company with or into one or more corporations or any other entity(ies) (other than a merger or consolidation involving only the Company and its wholly owned Subsidiary) or any other transaction or series of related transactions (such merger, sale, acquisition, consolidation, reorganisation and transactions to be collectively referred to as “Transaction”); or any formation of a Subsidiary or an Associate;

(d)                                 any merger, spin-off, sale, Disposal of, or creation of any Encumbrance over all or substantially all of the assets or goodwill or any assets or goodwill of any Group Company

(including without limitation the Company’s interest in any of its Subsidiaries or the Intellectual Property or business in connection with any of its products as may be developed from time to time);

(e)                                  any increase or decrease in the number of authorized shares of Preference Shares or Ordinary Shares or any Securities of any class in the Group Company (subject to Section 4.2(j) below);

(f)                                   any adverse change to the rights, preferences and privileges of any Preference Shares, including any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with any Preference Share; and

(g)                                  any amendment, modification or change to or of the Memorandum of Association and these Articles and constitutional or charter documents of any other Group Company (subject to Section 4.2(j) below).

4.2                               In addition to any other vote or consent required elsewhere in the Shareholders Agreement, the Memorandum of Association and these Articles or by any applicable statute, each of the Group Companies shall not, and the Founders shall procure that each of the Group Companies does not, directly or indirectly, carry out any of the following actions, and no affirmative board or shareholders’ resolutions shall be adopted to approve or carry out the same, except that any two (2) of the following three (3) classes of holders give a prior written consent: (i) the holders of a majority of the then outstanding Series A Preference Shares, (ii) the holders of a majority of the then outstanding Series A-1 Preference Shares and (iii) the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis); and for the avoidance of doubt at the time when a meeting of Shareholders proceeds to discuss or vote for any of the following matters, at least any two (2) of the following three (3) classes of holders must be present in person or by proxy for the purpose of constituting a necessary quorum: (i) the holders of a majority of the then outstanding Series A Preference Shares, (ii) the holders of a majority of the then outstanding Series A-1 Preference Shares and (iii) the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis):

(a)                                 the declaration or payment of any dividend or other distribution on any Securities of any class in the Group Company;

(b)                                 any change in the maximum number of directors of the Board or the board of directors of any of the Company’s Subsidiaries;

(c)                                  any borrowing or other incurrence of indebtedness (including the assumption of contingent liability under any guarantee, surety or indemnity but excluding any trade debts owed or trade credits granted) by any Group Company (in one transaction or a series of related transactions) (individually or in the aggregate within any twelve (12) months period) which is in excess of US$1,000,000, unless such is incurred pursuant to the then current business plan or budget, approved by the Board pursuant to Section 4.3;

(d)                                 any exclusive, irrevocable licensing of all or substantially all of any Group Company’s Intellectual Property to a third party;

(e)                                  any transaction or agreement with any of the Founders, any Group Company’s officers, employees (other than for employment matters) or directors, or shareholders holding more than three percent (3%) of Company’s equity on a fully diluted basis, their Associates or other related parties, and any amendment or termination thereof;

(f)                                   any issuance of Securities by any Group Company; provided that any issuance of Securities of any class in the Company shall be subject to prior written consent of the holder(s) of a majority of the then issued and outstanding Securities in that class;

(g)                                  consummation of a Qualified IPO or an IPO or negotiations of a new round of equity or debt financing;

(h)                                 the liquidation, dissolution or winding-up or Liquidation Event of any Group Company;

(i)                                     the creation, termination of, or any material amendment to, the Restructuring Documents; and

(j)                                    any amendment, modification or change to or of the Memorandum of Association, these Articles and constitutional or charter documents of any other Group Company solely for the purpose of issuing Securities of the Company at a pre-money valuation of the Company of more than US$500,000,000 (including any amendment to the Memorandum of Association to increase the authorized share capital of the Company solely for the purpose of such issuance).

4.3                               In addition to any other vote or consent required elsewhere in the Shareholders Agreement, the Memorandum of Association and these Articles or by any applicable statute, each of the Group Companies shall not, and the Founders shall procure that each of the Group Companies does not directly or indirectly carry out any of the following actions, except with the prior approval of the Board, including the affirmative consent or vote of each of (i) the Series A-1 Director and (ii) the Series A Director and (iii) the Series B Director:

(a)                                 any loan or advance to any Person, or acquisition of any shares or other Securities of any subsidiary, corporation, partnership, or entity unless it is wholly owned by the Company;

(b)                                 any loan or advance to any Person, including, any employee or director, except for the advances and similar expenditures in the ordinary course of Business of any Group Company or under the terms of an employee stock or option plan unanimously approved by the Board of Directors;

(c)                                  any guarantee of indebtedness or creation of Encumbrance, except for trade accounts of the Company or any Group Company arising in the ordinary course of the Business;

(d)                                 appointment, removal, or change the compensation or other material terms of employment (including the increase of ten percent (10%) or more in the total compensation in any 12-month period) of the ten (10) most highly compensated employees, including without limitation the Chief Executive Officer, Chief Financial Officer, Chief Operation Officer and Chief Technology Officer of any Group Company;

(e)                                  the adoption of, or any amendment to, or implementation of any ESOP or any other employee equity incentive plans of any Group Company;

(f)                                   any material alteration or change in the Business of any Group Company, entry into a new line of business, or exiting any Group Company’s existing line of business, in each case in a manner that is not contemplated in the most recent business plan approved by the Board pursuant to this Section 4.3;

(g)                                  any items of capital expenditure in excess of US$200,000 (individually or in the aggregate within any twelve (12) months period), unless such expenditure is incurred pursuant to the then current business plan or budget, approved by the Board pursuant to this Section 4.3;

(h)                                 the approval or any amendments to annual business plan or budget; and

(i)                                     the appointment or change of auditors or any material change in the accounting methods or policies.

SECTION 5

VOTING RIGHTS OF THE PREFERENCE SHARES

5.1                               Subject to the provisions of the Memorandum of Association and these Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, (ii) the holder of each Preference Share shall be entitled to such number of votes as equal to the maximum number of Ordinary Shares into which such holder’s collective Preference Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Shareholder is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum of Association, these Articles and the Shareholders Agreement, the holders of Preference Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Shareholders of the Company.

SECTION 6

LIQUIDATION PREFERENCE

6.1                               Liquidation Preferences.

(a)                                 Upon any Liquidation Event, the assets of the Company available for distribution shall be distributed in the following order:

(A)                                             First, before any distribution or payment shall be made to the holders of Series B Preference Shares, Series A-1 Preference Shares, Series A Preference Shares, Ordinary Shares or other Securities of the Company, each Series B-1 Shareholder shall be entitled to receive, on a pari passu basis, for each Series B-1 Preference Share, an amount equal to one hundred and fifty percent (150%) of the Series B-1 Subscription Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events), plus all unpaid dividend with respect thereto (the “Series B-1 Preference Amount”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make the Series B-1 Preference Amount in full on all Series B-1 Preference Shares, then such assets shall be distributed among the Series B-1 Shareholders, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(B)                                             Second, after distribution and payment in full of the Series B-1 Preference Amount on all outstanding Series B-1 Preference Shares pursuant to Section 6.1(a)(A), before any distribution or payment shall be made to the holders of Series A-1 Preference Shares, Series A Preference Shares, Ordinary Shares or other Securities of the Company (other than Series B-1 Preference Shares), each Series B Shareholder shall be entitled to receive, on a pari passu basis, for each Series B Preference Share, an amount equal to one hundred and fifty percent (150%) of the Series B Subscription Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events), plus all unpaid dividend with respect thereto (the “Series B Preference Amount”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make the Series B Preference Amount in full on all Series B Preference Shares, then such assets shall be distributed among the Series B Shareholders, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(C)                                             Third, after distribution and payment in full of the Series B Preference Amount on all outstanding Series B Preference Shares pursuant to Section 6.1(a)(B), before any distribution or payment shall be made to the holders of Ordinary Shares or other Securities of the Company (other than Series B-1 Preference Shares and Series B Preference Shares), each Series A Shareholder and each Series A-1 Shareholder shall be entitled to receive, on a pari passu basis, for each Series A Preference Share or Series A-1 Preference Share (as the case may be), an amount equal to one hundred and fifty percent (150%) of the Series A Subscription Price or Series A-1 Subscription Price (as the case may be and as adjusted for share dividends, splits, combinations, recapitalizations or similar events), plus all declared and unpaid dividend with respect thereto (the “Series A and A-1 Preference Amount”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make the Series A and A-1 Preference Amount in full on all Series A Preference Shares and Series A-1 Preference Shares, then such assets shall be distributed among the Series A Shareholders and the Series A-1 Shareholders, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(D)                                             After distribution and payment in full of the Series A and A-1 Preference Amount on all outstanding Series A Preference Shares and Series A-1 Preference Shares pursuant to

Section 6.1(a)(C), any remaining funds or assets of the Company legally available for distribution to Shareholders of the Company shall be distributed ratably among the holders of outstanding Ordinary Shares and Preference Shares, in proportion to the number of outstanding Ordinary Shares held by or issuable to them (with outstanding Preference Shares treated on an as converted basis).

(E)                                              For purposes of this Section 6.1, the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis), the holders of a majority of the Series A-1 Preference Shares, and the holders of a majority of the Series A Preference Shares may waive the treatment of a transaction as a Liquidation Event.

6.2                               The amount deemed paid or distributed to the Shareholders of the Company upon any such Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring Person. If the amount deemed paid or distributed under this SECTION 6 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined in good faith by the Board (including affirmative votes of the Series A Director, the Series A-1 Director and the Series B Director). Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)                                          If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)                                          If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)                                           If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including the Series B Director, the Series A-1 Director and the Series A Director).

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Sections 6.2 (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the Board (including affirmative votes of the Series A Director, the Series A-1 Director and the Series B Director), or by a liquidator if one is appointed.

The holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis), the holders of a majority of the then outstanding Series A-1 Preference Shares or the holders of a majority of the then outstanding Series A Preference Shares shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 6.2, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board (including the Series B Director, the Series A-1 Director and the Series A Director) and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

SECTION 7

REDEMPTION

7.1                               Preference Shares Redemption.

(a)                                               The holders of a majority of the then outstanding Series A Preference Shares shall have the right, at any time and from time to time commencing from June 30, 2014 to the fifth (5th) anniversary date of the Series B Original Issue Date, to require and demand the Company to redeem all of the Series A Preference Shares held by such holders, and the Company shall redeem all of the Series A Preference Shares that are requested to be redeemed on the Series A Redemption Date (as defined below). Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) days give written notice (the “Series A Redemption Notice”) to each Series A Shareholder, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of a majority of the then outstanding Series A Preference Shares have elected redemption of all of their Series A Preference Shares pursuant to the provisions of this Section 7.1(a), shall specify the redemption date which shall be within ten (10) Business Days after the date of Series A Redemption Notice (the “Series A Redemption Date”), and shall direct the Series A Shareholders to submit relevant share certificates to the Company on or before the scheduled Series A Redemption Date. Each Series A Shareholder, as applicable, shall have the right to have its Series A Preference Shares redeemed on such Series A Redemption Date together with the holders of a majority of the Series A Preference Shares that initiate the redemption subject to this Section 7.1(a).

(b)                                               If the Company has not completed a Qualified IPO within five (5) years after the Series B Original Issue Date, each of the holders of a majority of the then outstanding Series A Preference Shares or the holders of a majority of the then outstanding Series A-1 Preference Shares or the holders of a majority of the then outstanding Series B Preference Shares or the holders of a majority of the then outstanding Series B-1 Preference Shares, respectively, shall have the right, at any time and from time to time thereafter, to require and demand the Company to redeem all of the then outstanding Series A Preference Shares or the then outstanding Series A-1 Preference Shares or the then outstanding Series B Preference Shares or the then outstanding Series B-1 Preference Shares held by such holders, and the Company shall redeem all of the then outstanding Series A Preference Shares or the then outstanding Series A-1 Preference Shares or the then outstanding Series B Preference Shares or the then outstanding Series B-1 Preference Shares that are requested to be redeemed on the Redemption Date (as defined below). Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) days give written notice (the “Redemption Notice”) to each Preference Shareholder, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of a majority of the then outstanding Series A Preference Shares or the holders of a majority of the then outstanding Series A-1 Preference Shares or the holders of a majority of the then outstanding Series B Preference Shares or the holders of a majority of the then outstanding Series B-1 Preference Shares have elected redemption of all of their Series A Preference Shares or Series A-1 Preference Shares or Series B Preference Shares or Series B-1 Preference Shares pursuant to the provisions of this Section 7.1(b), shall specify the redemption date which shall be within ten (10) Business Days after the date of Redemption Notice (the “Redemption Date”), and shall direct the Preference Shareholders to submit relevant share certificates to the Company on or before the scheduled Redemption Date. Each Preference Shareholder, as applicable, shall have the right to have its Preference Shares redeemed on such Redemption Date together with the holders of a majority of the Series A Preference Shares or the holders of a majority of the Series A-1 Preference Shares or the holders of a majority of the Series B Preference Shares or the holders of a majority of the Series B-1 Preference Shares that initiate the redemption subject to this Section 7.1(b).

(c)                                  The initial redemption money payable on each Series A-1 Preference Share (the “Series A-1 Redemption Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such Series A-1 Preference Shares, the total of:

(A)                                             the Series A-1 Subscription Price;

(B)                                             annual interest calculated at ten percent (10%) per annum on the Series A-1 Subscription Price, calculated from the date of the Series A-1 Completion and up to and including the date of receipt by the holders thereof of the full redemption amount; and

(C)                                             the amount of any dividend relating to each Series A-1 Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the date of receipt by the holders thereof of the full redemption amount.

(d)                                 The initial redemption money payable on each Series A Preference Share (the “Series A Redemption Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such Series A Preference Shares, the total of:

(A)                                         the Series A Subscription Price;

(B)                                         annual interest calculated at ten percent (10%) per annum on the Series A Subscription Price, calculated from the date of the Series A-1 Completion and up to and including the date of receipt by the holders thereof of the full redemption amount; and

(C)                                         the amount of any dividend relating to each Series A Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the date of receipt by the holders thereof of the full redemption amount.

(e)                                  The initial redemption money payable on each Series B Preference Share (the “Series B Redemption Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such Series B Preference Shares, the total of:

(A)                                             the Series B Subscription Price;

(B)                                             annual interest calculated at ten percent (10%) per annum on the Series B Subscription Price, calculated from the Series B Original Issue Date and up to and including the date of receipt by the holders thereof of the full redemption amount; and

(C)                                             the amount of any dividend relating to each Series B Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the date of receipt by the holders thereof of the full redemption amount.

(f)                                   The initial redemption money payable on each Series B-1 Preference Share (the “Series B-1 Redemption Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such Series B-1 Preference Shares, the total of:

(A)                                             the Series B-1 Subscription Price;

(B)                                             annual interest calculated at ten percent (10%) per annum on the Series B-1 Subscription Price, calculated from the date on which the first Series B-1 Preference Share was originally issued and up to and including the date of receipt by the holders thereof of the full redemption amount; and

(C)                                             the amount of any dividend relating to each Series B-1 Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the date of receipt by the holders thereof of the full redemption amount.

(g)                                  If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 7.1 is due are insufficient to pay in full all redemption payments to be paid at any redemption date, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of Preference Shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of Preference Shareholders which are set forth in the Memorandum of Association, these Articles and the Shareholders Agreement, or are otherwise available under law, the balance of any Series A Preference Shares or Series A-1 Preference Shares or Series B Preference Shares or Series B-1 Preference Shares (as applicable) subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Series A Preference Shares or Series A-1 Preference Shares or Series B Preference Shares or Series B-1 Preference Shares (as applicable) had prior to such date, until the redemption payment has been paid in full with respect to such Series A Preference Shares or Series A-1 Preference Shares or Series B Preference Shares or Series B-1 Preference Shares (as applicable).

7.2                               Expenses.  Any expenses and costs (including attorney’s fees, commissions, and other expenses) and any applicable taxes directly or indirectly arising out of, relating to, connected with or incidental to the redemption of Preference Shares pursuant to this SECTION 7 shall be borne by the Company.

SECTION 8

RIGHT OF PARTICIPATION

8.1                               Each Preference Shareholder shall have a right of participation to purchase and subscribe for any New Securities which the Company proposes to issue in order to maintain such Preference Shareholder’s proportionate beneficial ownership interest in the Company (on an as-if-converted basis). “New Securities” shall mean any Securities of the Company other than:

(a)                                 the sale of Ordinary Shares reserved for employees, directors, consultants and officers pursuant to an ESOP, the number of which may be increased subject to the approval of the Board (including the affirmative consent or vote of the Series A-1 Director and the Series A Director and the Series B Director);

(b)                                 Ordinary Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company for which proportional adjustments are made;

(c)                                  Ordinary Shares issued or issuable upon conversion of Preference Shares;

(d)                                 Securities issued pursuant to the terms of the Share Exchange Agreement (as defined in the Shareholders Agreement), or Series B-1 Preference Shares issued pursuant to the terms of the Series B-1 Subscription Agreement;

(e)                                  Securities issued in connection with a bona fide business acquisition by the Company, the terms of which shall have been approved by the Board (including the affirmative consent or vote of the Series A-1 Director and the Series A Director and the Series B Director);

(f)                                   Securities issued or issuable pursuant to strategic transactions, entered into for primarily non-equity financing purposes approved by the Board (including the affirmative consent or vote of the Series A-1 Director and the Series A Director and the Series B Director); and

(g)                                  Securities issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board (including the affirmative consent or vote of the Series A-1 Director and the Series A Director and the Series B Director).

8.2                               If the Company wishes to make any issue of New Securities, it shall prior to such issue give each Preference Shareholder a written notice of the proposed issue. The notice shall set forth the terms and conditions of the proposed issue (including the number of New Securities to be offered and the price, if any, for which the Company proposes to offer such New Securities), and that the Preference Shareholder can elect to purchase and shall constitute an offer to issue the relevant portion of the New Securities to the Preference Shareholder on such terms and conditions.

8.3                               Each Preference Shareholder may accept such offer by delivering a written notice of acceptance (an “Acceptance Notice”) to the Company within ten (10) Business Days after receipt of the notice of the Company of the proposed issue. Any Preference Shareholder exercising its right of participation shall be entitled to purchase all but not part of such Preference Shareholder’s pro rata portion of such New Securities (its “Pro Rata Portion”) which is the ratio of (a) the number of Ordinary Shares (calculated on an as-converted basis) held by such Preference Shareholder, to (b) the total number of Ordinary Shares (calculated on an as-converted basis) held by all Preference Shareholders immediately prior to the issuance of New Securities giving rise to such right of participation. If any Preference Shareholder fails to purchase or does not accept its Pro Rata Portion, the other Preference Shareholder(s) shall have the right to purchase the balance of the New Securities not so purchased. The Company shall promptly (but no later than three (3) Business Days after such ten (10) Business Days period), in writing, inform each Preference Shareholder that has elected to fully exercise its right of participation of any other Preference Shareholder’s failure to do likewise (the “Second Notice”). The right of over-subscription may be exercised by a Preference Shareholder by notifying the Company (within five (5) Business Days after the date of the Second Notice) of its desire to purchase more than its Pro Rata Portion. Oversubscription will be allocated based on the Pro Rata Portion of the holders of Preference Shares electing to exercise this oversubscription right.

8.4                               If any Preference Shareholder who elects to exercise its right of participation does not complete the subscription of such New Securities within five (5) Business Days after the expiration of such five (5) Business Day period mentioned in Section 8.3, the Company may complete the issue of New Securities on the terms and conditions specified in the Company’s notice within ninety (90) days following the expiration of such five (5) Business Day period mentioned in Section 8.3.

8.5                               If the Company does not complete the issue of the New Securities within such ninety (90) day period described in Section 8.4 above, the right of participation provided in this SECTION 8 in respect of such New Securities shall be deemed to be revived and the New Securities shall not be offered to any person unless first re-offered to each Preference Shareholder in accordance with this SECTION 8.

8.6                               The rights of a Preference Shareholder under this SECTION 8 shall terminate upon:

(a)                                 that point of time when such Preference Shareholder no longer owns any Preference Share; or

(b)                                 the consummation of a Qualified IPO.

SECTION 9

TRANSFER RESTRICTIONS

9.1                               Each of Yao and Yao SPV agrees from the date of adoption of the Memorandum of Association and these Articles to the closing of a Qualified IPO, not to Dispose, directly or indirectly, any Securities of the Company or of any Group Company except in compliance with SECTIONS 9, 10, 11 and 12 and all applicable laws and with the consent of the holders of a majority of the then outstanding Series A Preference Shares, the holders of a majority of the then outstanding Series A-1 Preference Shares and the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis). Each Ordinary Shareholder shall cause its Associates to abide by SECTIONS 9, 10, 11 and 12 and procure that restrictions set forth in SECTIONS 9, 10, 11 and 12 shall not be avoided by the direct or indirect Disposal or issuance or redemption of any Securities (or other interest) in such Ordinary Shareholder or of any other Person having Control over such Ordinary Shareholder.

9.2                               Notwithstanding anything to the contrary contained herein, without the prior written approval of the holders of a majority of the then outstanding Series A Preference Shares, the holders of a majority of the then outstanding Series A-1 Preference Shares and the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis):

(a)                                 None of the Group Companies or the Founders shall, nor shall any of them cause or permit any other Person to, directly or indirectly, Dispose through one or a series of transactions any equity interest held or Controlled by him/it in any Company’s direct or indirect Subsidiaries or Associates (for the avoidance of doubt, excluding the Company but including without limitation the PRC Companies and their respective Subsidiaries) to any Person. Any Disposal in violation of this Section 9.2 shall be void and the Group Companies shall procure that none of the Company’s direct or indirect Subsidiaries or Associates (for the avoidance of doubt, excluding the Company but including without limitation the PRC Companies and their respective Subsidiaries) will effect such Disposal nor will it treat any alleged transferee as the holder of such equity interest without the prior written approval of the holders of a majority of the then outstanding Series A Preference Shares, the holders of a majority of the then outstanding Series A-1 Preference Shares and the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis).

(b)                                 None of the Company’s direct or indirect Subsidiaries or Associates (for the avoidance of doubt, excluding the Company but including without limitation without limited the PRC Companies and their respective Subsidiaries) shall, nor shall the Group Companies or the Founders cause or permit any such company to, issue to any Person any equity securities of such company, or any options or warrants for, or any other Securities exchangeable for or convertible into, such equity securities of such company.

SECTION 10

RIGHT OF FIRST REFUSAL

10.1                        Subject to SECTION 9 and the Share Restriction Agreement, before any Shares may be sold or otherwise transferred or Disposed (the “Proposed Transfer”) by any Ordinary Shareholder excluding Dong Yang (a citizen of Hong Kong with Hong Kong passport numbered H90121185) (the “Selling Shareholder”) to any proposed purchaser or other transferee (the “Proposed Transferee”), the Company shall have a right of first refusal (the “Company Right of First Refusal”) to purchase such Shares (the “Offered Securities”) in accordance with the terms of this SECTION 10. For the avoidance of doubt, any change in the equity interest of an Ordinary Shareholder that is an entity, including without limitation as a result of (i) the issuance or redemption by such Ordinary Shareholder of any portion of its outstanding shares or equity, or (ii) a Disposal of such Ordinary Shareholder’s equity by its equity holder, shall constitute a “Proposed Transfer” for purposes of this Schedule A and such equity interest to be transferred or issued by such holder shall be treated as “Offered Securities” for all purposes under this Schedule A. Any Proposed Transfer shall be made in compliance with the Shareholders Agreement, the Memorandum of Association, these Articles and the Share Restriction Agreement.

10.2                        To the extent that the Company elects not to purchase all of the Offered Securities pursuant to Section 10.1, each Selling Shareholder hereby unconditionally and irrevocably grants to each Preference Shareholder a right of first refusal (the “Preference Right of First Refusal”) to purchase any Offered Securities not purchased by the Company pursuant to Section 10.1.

10.3                        Before the transfer of any Offered Securities, the Selling Shareholder shall deliver to the Company and the Preference Shareholders a written notice (the “Transfer Notice”) stating:

(a)                                 the Selling Shareholder’s intention to sell or otherwise transfer or Dispose of such Offered Securities; and

(b)                                 the number of Offered Securities to be transferred to each Proposed Transferee.

The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities at the price for which the Selling Shareholder proposes to transfer the Offered Securities (the “Offered Price”) to the Company and the Preference Shareholders.

10.4                        (a)                                 The Company shall have the right, upon notice to the Selling Shareholder at any time within ten (10) Business Days after receipt of the Transfer Notice (the “Purchase Right Period”), to purchase all but not part of the Offered Securities at the Offered Price and upon the same terms (or terms as similar as reasonably practicable) upon which the Selling Shareholder is proposing or is to Dispose of such Offered Securities, and the Selling Shareholder shall, upon receipt of the notice of purchase from the Company, sell the Offered Securities to the Company pursuant to such terms.

(b)                                 Subject to the Company Right of First Refusal as provided in Section 10.4(a), concurrently with the Company, the Preference Shareholders shall have the Preference Right of First Refusal to purchase the Offered Securities; provided that each Preference Shareholder so electing gives written notice of the exercise of such right to the Selling Shareholder within the Purchase Right Period. Upon the earlier to occur of (a) the termination of the Purchase Right Period, or (b) the time when the Selling Shareholder has received written confirmation from the Company regarding its exercise of its Company Right of First Refusal, the Company shall be deemed to have made its election with respect to the Offered Securities, and the Offered Securities for which the Preference Shareholders may exercise their Preference Rights of First Refusal shall be correspondingly reduced to the extent the Company elects to purchase all but not part of the Offered Securities. To the extent that the Company elects not to purchase any of the Offered Securities, each Preference Shareholder who has given written notice of its exercise of such right within the Purchase Right Period shall have the right to purchase all but not part of its Pro Rata Share of the Offered Securities not purchased by the Company (the “Remaining Securities”). For the purposes of this Section 10.4, each Preference Shareholder’s “Pro

Rata Share” shall be equal to the product of the number of Remaining Securities multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares issuable upon conversion of all Securities (excluding any outstanding warrants) (calculated on an as-converted basis) held by such Preference Shareholder on the date of the Transfer Notice and the denominator of which shall be the number of Ordinary Shares issuable upon conversion of all Securities (excluding any outstanding warrants) (calculated on an as-converted basis) held by all the Preference Shareholders on the date of the Transfer Notice.

(c)                                  In the event that any Preference Shareholder elects not to purchase its full Pro Rata Share of the Remaining Securities available to it pursuant to its rights under Section 10.4(b) above within the Purchase Right Period, the Selling Shareholder shall grant the Preference Shareholders who have elected to purchase its full Pro Rata Share of the Remaining Securities (the “Fully Participating Preference Shareholders”) the right to purchase that number of Remaining Securities equal to the product of the balance of the Remaining Securities multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares issuable upon conversion of all Securities (excluding any outstanding warrants) (calculated on an as-converted basis) held by such Fully Participating Preference Shareholder and the denominator of which shall be the number of Ordinary Shares issuable upon conversion of all Securities (excluding any outstanding warrants) (calculated on an as-converted basis) held by all the Fully Participating Preference Shareholders. The Selling Shareholder and the Fully Participating Preference Shareholders shall, within five (5) Business Days after the end of the Purchase Right Period (the “Extension Period”), make such adjustments to the number of Offered Securities that the Fully Participating Preference Shareholders elect to purchase so that the balance of the Remaining Securities may be allocated to the Fully Participating Preference Shareholders exercising such oversubscription right in accordance with this Section 10.4(c).

(d)                                 Within five (5) Business Days after expiration of the Extension Period, the Selling Shareholder will provide notice to the Company or each Preference Shareholder specifying the number of Offered Securities that was elected to be purchased by the Company or the Preference Shareholders exercising the Company Rights of First Refusal or the Preference Right of First Refusal (“Expiration Notice”).

10.5                        If and to the extent any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by the Company or the Preference Shareholders after the expiration of the Extension Period, then after the issue of the Expiration Notice and subject to the co-sale rights set forth in SECTION 11, the Selling Shareholder may sell or otherwise transfer or Dispose to the Proposed Transferee(s) such Offered Securities which have not been purchased by the Company or the Preference Shareholders at the Offered Price or at a higher price, which price, in the aggregate, shall be no more favourable than that has been offered to the Company and the Preference Shareholders, and on terms and conditions that are no more favourable than those set forth by the Selling Shareholder in the Transfer Notice.

10.6                        In the event that the Proposed Transferee(s) pay for the Offered Price in consideration other than in cash, the value of such consideration shall be appraised by a qualified asset appraisal firm approved by the Board of Directors (including the affirmative consent of the Series A Director and the Series A-1 Director and the Series B Director).

10.7                        The rights of a Preference Shareholder under this SECTION 10 shall terminate upon the earlier of:

(a)                                 that point of time when such Preference Shareholder no longer owns any Preference Share of the Company; or

(b)                                 the consummation of a Qualified IPO.

10.8                        The Preference Shareholders agree not to sell or transfer any Preference Share to the Competitors of the Company. For purposes of this Section 10.8, “Competitor” means any company engaging in any business in the PRC that is similar to the Business and directly competing with the Company as internet information service provider in the PRC.

SECTION 11

CO-SALE RIGHTS

11.1                        In the event that any Offered Securities are not purchased by the Preference Shareholders pursuant to SECTION 10 above and thereafter are to be sold to a Proposed Transferee (the “Co-Sale Eligible Shares”), each Preference Shareholder who has not exercised its Preference Right of First Refusal (the “Co-Sale Preference Shareholder”) may elect to exercise its right (a “Right of Co-Sale”) and participate on a pro-rata basis in the Proposed Transfer on the same terms and conditions specified in the Transfer Notice, provided that the Preference Shareholder may convert Securities, the subject of such sale, to Ordinary Shares (if required) prior to the completion of a sale pursuant to this SECTION 11. Each Co-Sale Preference Shareholder shall exercise its Right of Co-Sale by delivering to the Selling Shareholder, within five (5) Business Days after receipt of the Expiration Notice (the “Co-Sale Period”), written notice of its intention to participate, specifying the number of the relevant Shares such Co-Sale Preference Shareholder desires to sell to the Proposed Transferee. At the closing of the transaction, such Co-Sale Preference Shareholder shall deliver one or more certificates representing the number of Shares which it elects to sell hereunder together with instrument of transfer and other documents necessary for transfer of such Shares to the Proposed Transferee, and the Selling Shareholder shall procure that the Proposed Transferee shall pay to such Co-Sale Preference Shareholder a pro rata amount of the purchase price entitled to be received by such Co-Sale Preference Shareholder. To facilitate the exercise of Right of Co-Sale by a Co-Sale Preference Shareholder, the Company undertakes to such Co-Sale Preference Shareholder that it shall effect and register the conversion of Preference Shares into Ordinary Shares (if required), and provide relevant share certificates therefor to the Co-Sale Preference Shareholder as soon as practicable upon any request for conversion.

11.2                        Each Co-Sale Preference Shareholder shall have the right to co-sell such number of Ordinary Shares (or such number of other Shares representing such number of Ordinary Shares, calculated on an-as converted basis) equal to the product of the number of Co-Sale Eligible Shares multiplied by a fraction, the numerator of which is the number of Ordinary Shares issuable upon conversion of all Securities (excluding any outstanding warrants) (calculated on an as-converted basis)

owned by such Co-Sale Preference Shareholder, and the denominator of which is the number of Ordinary Shares issuable upon conversion of all Securities (excluding any outstanding warrants) (calculated on an as-converted basis) held by the Selling Shareholder and all Co-Sale Preference Shareholders. In the event that the Proposed Transferee desires to purchase a number of Shares less than the amount of the Co-Sale Eligible Shares, the amount that the Proposed Transferee desires to purchase shall be substituted for Co-Sale Eligible Shares in the above equation for the purpose of determining each Co-Sale Preference Shareholder’s co-sale rights.

11.3        If the Proposed Transferee refuses to purchase Shares from any Co-Sale Preference Shareholder exercising its Right of Co-Sale under this SECTION 11, the Selling Shareholder shall not sell to the Proposed Transferee any Shares unless and until, simultaneously with such sale or transfer, such Selling Shareholder shall purchase such Shares from such Co-Sale Preference Shareholder on the same terms and conditions specified in the Transfer Notice.

11.4        The exercise or non-exercise of the right to participate under this SECTION 11 with respect to a particular sale or Disposal by any Selling Shareholder shall not adversely affect the Preference Shareholder’s right to participate in subsequent sales or Disposals by any Selling Shareholder pursuant to this SECTION 11.

11.5        Any sale, assignment or other transfer or Disposal of Offered Securities by any Selling Shareholder contrary to the provisions of the Shareholders Agreement, the Memorandum of Association, these Articles or the Share Restriction Agreement or other Transaction Agreements or Investment Documents shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Offered Securities sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights) and the register of shareholders of the Company shall not be updated accordingly, unless and until such Selling Shareholder has satisfied the requirements of the Shareholders Agreement, the Memorandum of Association, these Articles, the Share Restriction Agreement, other Transaction Agreements and Investment Documents with respect to such sale or Disposal.

11.6        To the extent the Company and the Preference Shareholders do not elect to purchase the Offered Securities pursuant to SECTION 10, the Selling Shareholder together with each Co-Sale Preference Shareholder who has exercised its Right of Co-Sale may, not later than twenty (20) Business Days following the expiration of the Co-Sale Period, conclude a transfer of the Offered Securities which shall have not been elected to be purchased by the Company and the Preference Shareholders pursuant to SECTION 10, which in each case shall be on terms and conditions not more favorable to the Proposed Transferee(s) than those described in the Transfer Notice. Any Proposed Transfer on terms and conditions which are more favorable than those described in the Transfer Notice, as well as any subsequent Proposed Transfer of any Shares by the Selling Shareholder, shall again be subject to the Company Right of First Refusal, the Preference Right of First Refusal and the Right of Co-Sale and shall require compliance by the Selling Shareholder with the procedures described in SECTIONS 10 and 11.

11.7        The Preference Right of First Refusal set forth in SECTION 10 and the Right of Co-Sale set forth in Sections 11.1 to 11.6 shall not apply to transfers of Shares to any Permitted Transferee; provided that in each case the Selling Shareholder shall remain to be bound by the Shareholders

Agreement and the Permitted Transferee shall have executed and delivered a Deed of Adherence as provided in Section 26 of the Shareholders Agreement agreeing to be bound by the Shareholders Agreement and that the Selling Shareholder shall procure that the Permitted Transferee shall not transfer its Shares except to the Selling Shareholder or other Permitted Transferee(s) of such Selling Shareholder and that any such transfer shall comply with all applicable laws.

11.8                        The rights of a Preference Shareholder under Sections 11.1 to 11.6 shall terminate upon the earlier of:

(a)                                               that point of time when such Preference Shareholder no longer owns any Preference Share of the Company; or

(b)                                               the consummation of a Qualified IPO.

11.9                        Each certificate representing the Ordinary Shares shall bear legends in the following form (in addition to any legend required under any other applicable securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A SHARE RESTRICTION AGREEMENT AND AN AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, AND THE SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY. COPIES OF SUCH AGREEMENTS AND THE SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY ARE ON FILE WITH THE PRINCIPAL OFFICE OF THE COMPANY.

11.10                 The Shareholders agree that any purchaser of Shares (unless already a party to the Shareholders Agreement) from a Selling Shareholder shall be required to sign the Deed of Adherence as provided in Section 26 of the Shareholders Agreement confirming its agreement to be bound by the Shareholders Agreement as a condition of his becoming a Shareholder.

SECTION 12

DRAG ALONG RIGHT

12.1                        In the event that the holders of a majority of the then outstanding Ordinary Shares, the holders of a majority of the then outstanding Series A Preference Shares, the holders of a majority of the then outstanding Series A-1 Preference Shares and the holders of a majority of the then outstanding Series B Preference Shares and the then outstanding Series B-1 Preference Shares (voting together on an as if converted basis) (collectively “Drag Along Requestors”), each voting as a separate class, vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing a proposed sale or series of related transactions of the Company or any Group Company to a third Person, or a group of related Persons, whether structured as a merger, reorganization, asset sale, stock sale or otherwise, with proceeds to the Company or such Group Company or shareholder(s) of the Company or of such Group Company of at least US$1,000,000,000 (the “Drag Along Transaction”), which has been approved by the Board of Directors (including affirmative votes of the Series A-1 Director, the Series A Director and the Series B Director), the Drag-Along Requestors shall have the right (the “Drag Along Right”) to require all other Shareholders by giving a notice (the “Drag Along Notice”) to all such parties, subject to and upon such terms and conditions as the Drag-Along Requestors may reasonably require:

(a)                                 to vote all voting Shares held by them in the same manner as the Drag-Along Requestors;

(b)                                 to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Transaction;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Drag-Along Transaction as shall reasonably be requested by the Company or the Drag-Along Requestors; and

(d)                                 in the event that the Drag-Along Transaction is to be effected by the sale of Shares held by Drag-Along Requestors without the need for shareholder approval, to sell all Shares of the Company beneficially held by such other Shareholders (or in the event that the Drag-Along Requestors are selling fewer than all of their Shares held in the Company, Shares in the same proportion as the Drag-Along requestors are selling) to the person to whom the Drag-Along Requestors propose to sell its Shares, for the same per-share consideration (on an as-converted basis) and on the same terms and conditions as the Drag-Along Requestors; provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ as between Ordinary Shares and the Preference Shares and different series of Preference Shares, if any, (including without limitation, in order to reflect the liquidation preferences and participation rights of the Preference Shares as set forth in the Shareholders Agreement, the Memorandum and these Articles).

12.2        Section 12.1 shall terminate upon the consummation of a Qualified IPO.

SECTION 13

INFORMATION RIGHTS

13.1        The Company shall, deliver to each Preference Shareholder, the following documents and information of each Group Company:

(a)                                 audited annual consolidated financial statements within ninety (90) days after the end of each fiscal year;

(b)                                 unaudited quarterly consolidated financial statements signed by the Chief Executive Officer of the Company within forty-five (45) days of the end of each fiscal quarter;

(c)                                  unaudited monthly consolidated financial statements and capitalization reports

(including the type and amount of the Securities held by each Preference Shareholder) signed by the Chief Executive Officer of the Company within thirty (30) days of the end of each month;

(d)                                 notice of all actions, suits, claims, proceedings, investigations, inquiries or event that may be likely to have a material adverse effect on any Group Company or any of its Associates, and title and enjoyment of their respective businesses, premises, assets or properties; and

(e)                                  upon the written request by a Preference Shareholder, such other information as the Preference Shareholder shall request.

All the financial statements referred to in this Section 13.1 shall be prepared and/or audited by an accounting firm of national standing acceptable to the Board (including the Series A-1 Director and the Series A Director and the Series B Director) in accordance with US GAAP on a consolidated basis (including the Company, the BVI Co, the HK Co and the PRC Companies) and shall include a balance sheet, profit and loss accounts and statement of cash flows and, only in respect of audited statements, all directors’ notes thereto (if any).

13.2        Each Preference Shareholder shall have the following rights, at its own expense, during normal business hours: (i) the right to inspect the books and records (including without limitation financial records) of all Group Companies and to make extracts and copies therefrom; (ii) the right to inspect the plant, equipment, stock in trade and facilities of any Group Companies; (iii) the right to discuss the business, operations and management and other matters of any Group Companies with their respective directors, officers, employees, accountants, auditors, financial advisors, legal counsel and investment bankers, provided that in no event shall such exercise of the inspection rights materially impair the normal business operations of the Group Companies; and (iv) to compel an audit of any Group Company by a “Big 4” accounting firm at the cost of such Preference Shareholder which has requested for such audit.

13.3        All information delivered to or received by any Preference Shareholder in accordance with this SECTION 13 shall be confidential information and shall not be disclosed by any Preference Shareholder to any person not being a Shareholder except as permitted under Section 5 of the Shareholders Agreement.

13.4        The information rights and inspection rights of the Preference Shareholders set forth in this SECTION 13 shall terminate upon the closing of a Qualified IPO.

SECTION 14

MISCELLANEOUS

Subject to the discretion of the courts of the Cayman Islands, any registered holder of the Preference Shares shall be entitled to an injunction or injunctions to prevent violations of the provisions of the Memorandum of Association and these Articles and to enforce specifically the terms and provisions of the Memorandum of Association and these Articles in any court of the Cayman Islands or any countries having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity. Notwithstanding the foregoing, the observance of any term of these Articles which benefits only the holders of Series B Preference Shares or Series B-1 Preference Shares may be waived by holders of at least a majority of all issued and outstanding Series B Preference Shares and Series B-1 Preference Shares voting together on an as if converted basis (either generally or in a particular instance and either retroactively or prospectively); the observance of any term of these Articles which benefits only the holders of Series A-1 Preference Shares may be waived by holders of at least a majority of all issued and outstanding Series A-1 Preference Shares voting as a separate class (either generally or in a particular instance and either retroactively or prospectively); the observance of any term of these Articles which benefits only the holders of Series A Preference Shares may be waived by holders of at least a majority of all issued and outstanding Series A Preference Shares voting as a separate class (either generally or in a particular instance and either retroactively or prospectively).